UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-A/A
(Amendment No.2)
___________________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

VERA BRADLEY, INC.
(Exact name of registrant as specified in its charter)

Indiana	27-2935063
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12420 Stonebridge Road Roanoke, Indiana (Address of principal executive offices)	46783 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of the Registrant’s Securities to Be Registered.

On April 17, 2026, Vera Bradley, Inc. (the “Company”) and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”), executed Amendment No. 2 (the “Amendment”) to the Rights Agreement, dated as of October 11, 2024, by and between the Company and the Rights Agent, as amended by that certain Amendment No. 1 to the Rights Agreement, dated as of October 10, 2025 (as amended, the “Rights Agreement”).

The Amendment terminates the Rights Agreement by accelerating the expiration time of the Rights, by amending the definition of “Final Expiration Date” as set forth in the Rights Agreement to provide that the Final Expiration Date shall mean April 17, 2026. At the time of the termination of the Rights Agreement, all of the Rights that were previously distributed to holders of the Company’s issued and outstanding common stock pursuant to the Rights Agreement will expire.

In connection with the termination of the Rights Agreement, the Company has filed Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (the “Articles of Amendment”). The Articles of Amendment were filed with the Secretary of State of Indiana on April 17, 2026.

The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2024, and the Amendment No. 1, which was attached as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2025, and the Amendment No. 2, which was attached as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2026, each of which is incorporated herein by reference. The foregoing description of the Articles of Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Articles of Amendment, which was attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2026, which is incorporated herein by reference.

Item 2. Exhibits.

3.1
Articles of Amendment to Amended and Restated Articles of Incorporation of Vera Bradley, Inc., dated April 17, 2026 (incorporated by reference to Exhibit 3.1 of Vera Bradley, Inc.’s Current Report on Form 8-K filed April 17, 2026).

4.1
Rights Agreement, dated as of October 11, 2024, by and between Vera Bradley, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of Vera Bradley, Inc.’s Current Report on Form 8-K filed October 11, 2024).

4.2
Amendment No. 1 to the Rights Agreement, dated as of October 10, 2025, by and between Vera Bradley, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to Vera Bradley, Inc.’s Current Report on Form 8-K filed October 14, 2025).

4.3
Amendment No. 2 to the Rights Agreement, dated as of April 17, 2026, by and between Vera Bradley, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.3 of Vera Bradley, Inc.’s Current Report on Form 8-K filed April 17, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VERA BRADLEY, INC.

Date: April 17, 2026 By:     /s/ Mark C. Dely
Name: Mark C. Dely
Title:     Chief Administrative Officer